Exhibit 99.1

2006 Q1 Executive Incentive Compensation Plan

On February 17, 2006, the Compensation Committee of the Company’s Board of Directors approved the 2006 Q1 Executive Incentive Compensation Plan for the executive officers listed below. If certain revenue and earnings targets are met for the three-month period ending March 31, 2006, the maximum payments to these executive officers under the 2006 Q1 Executive Incentive Compensation Plan are as follows:

James R. Zarley	President and Chief Executive Officer	$80,000
Samuel J. Paisley	Chief Administrative Officer	$60,000
Jeffrey A. Pullen	Chief Operating Officer – U.S.	$60,000
Scott H. Ray	Chief Financial Officer	$60,000
Carl White	Chief Operating Officer - Europe	£14,000

Further, on February 17, 2006 the Compensation Committee of the Company’s Board of Directors approved the 2006 Q1 Executive Incentive Compensation Plan for Peter Wolfert, Chief Technology Officer. Mr. Wolfert is eligible for a maximum payment of $20,000 if certain operating goals and objectives are met during the three-month period ending March 31, 2006, as determined by the Chief Operating Officer – U.S.